Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 30, 2012, in the Pre-Effective Amendment No. 1 to the Registration Statement (Form S-4 No.333-183000) and related Prospectus of Station Casinos LLC and subsidiaries for the registration of $625 million Senior Notes due 2018.

/s/ Ernst & Young LLP

Las Vegas, Nevada
October 3, 2012